Exhibit 99.2

UNAUDITED PRO FORMA COMBINED
FINANCIAL INFORMATION

On June 8, 2017, Centennial Resource Development, Inc. (“CDEV” or “the Company”) and its subsidiary, Centennial Resource Production, LLC, a Delaware limited liability company (“CRP”), consummated the acquisition of certain undeveloped acreage and producing oil and natural gas properties in the core of the Northern Delaware Basin (the “GMT Acquisition”) from GMT Exploration Company LLC, a Delaware limited liability company (“GMT”), pursuant to the Purchase and Sale Agreement, dated as of April 28, 2017, by and between CRP and GMT. CRP funded the GMT Acquisition with the net proceeds from CDEV’s previously announced private placement of shares of its Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”) which closed simultaneously with the GMT Acquisition.

The unaudited pro forma combined statements of operations of CDEV for the three months ended March 31, 2017 and year ended December 31, 2016 give effect to the following transactions (for purposes of this section, collectively, the “Transactions”) as if they had been consummated on January 1, 2016, the beginning of the earliest period presented:

•                  the acquisition by the Company (formerly known as Silver Run Acquisition Corporation) of approximately 89% of the outstanding membership interests in CRP, which was consummated on October 11, 2016 (the “Initial Business Combination”);

•                  the acquisition by the Company of certain oil and natural gas properties, substantially all of which are located in Lea County, New Mexico, from GMT (the “GMT Properties”), which purchase was consummated on June 8, 2017; and

•                  the issuance by the Company of 23,500,000 shares of a Class A Common Stock through a private placement in connection with the GMT Acquisition.

The unaudited pro forma combined balance sheet as of March 31, 2017 gives effect to (i) the GMT Acquisition and (ii) related issuance of 23,500,000 shares of Class A Common Stock via a private placement, as if they had been consummated on March 31, 2017.

The Company has adopted ASU 2017-01, Business Combinations, Clarifying the Definition of a Business, and determined that the undeveloped acreage and oil and gas properties acquired from GMT do not qualify as a business. As a result, the Company’s purchase of GMT Properties constitutes an acquisition of assets, and accordingly, the GMT purchase consideration has been allocated to the GMT oil and gas properties based on their relative fair market values.

The historical consolidated financial statements have been adjusted in the unaudited pro forma combined financial statements to give pro forma effect to events that are: (1) directly attributable to the Transactions; (2) factually supportable; and (3) with respect to the statement of operations, expected to have a continuing impact on the Company’s results following the completion of the Transactions. The unaudited pro forma combined financial statements reflect pro forma adjustments based on available information and certain assumptions that we believe are reasonable. Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma combined financial statements are described in the accompanying notes. In the Company’s opinion, all adjustments that are necessary to present fairly the pro forma information have been made. The unaudited pro forma combined financial statements have been developed from and should be read in conjunction with:

•                  the accompanying notes to the unaudited pro forma combined financial statements;

•                  the historical audited financial statements of the Company for the period from January 1, 2016 to October 10, 2016 (Predecessor Company operations) and October 11, 2016 to December 31, 2016 (Successor Company operations), which are included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on March 23, 2017 (the “Annual Report”);

•                  the historical unaudited financial statements of the Company as of and for the three months ended March 31, 2017, which are included in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2017 filed with the SEC on May 11, 2017 (the “Quarterly Report”);

•                  the historical statement of revenues and direct operating expenses of the GMT Properties for the year ended December 31, 2016 and the three months ended March 31, 2017 and 2016, which are included as Exhibit 99.1 to this Current Report on Form 8-K/A; and

•                  other information relating to the Company and CRP contained in the Annual Report and the Quarterly Report.

The unaudited pro forma combined financial statements have been presented for illustrative purposes only and are not necessarily indicative of the operating results and financial position that would have been achieved had the Transactions occurred on the dates indicated. Further, the unaudited pro forma combined financial statements do not purport to project the future operating results or financial position of the Company following the completion of the acquisition of the GMT Properties and the other related Transactions, including, but not limited to, the anticipated realization of ongoing savings from operating efficiencies. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma combined financial statements and are subject to change as additional information becomes available and analyses are performed.

Centennial Resource Development, Inc.

Unaudited Pro Forma Combined Statement of Operations

Three Months Ended March 31, 2017

(in thousands, except per share data)

	CDEV Historical	(a) GMT Properties	Pro forma Adjustments		Pro forma Combined
Net revenues
Oil sales	$46,681	$7,974	$—		$54,655
Natural gas sales	8,241	518	—		8,759
NGL sales	6,175	484	—		6,659
Total net revenues	61,097	8,976	—		70,073
Operating expenses
Lease operating expenses	7,278	2,268	—		9,546
Severance and ad valorem taxes	3,187	785	—		3,972
Transportation, processing, and gathering expenses	5,244	276	—		5,520
Depreciation, depletion, and amortization	26,160	—	5,756	(d)	31,916
Abandonment expense and impairment of unproved properties	(29)	—	—		(29)
General and administrative expenses	12,065	—	—		12,065
Total operating expenses	53,905	3,329	5,756		62,990
Total operating income	7,192	5,647	(5,756)		7,083
Other (expense) income
Gain on sale of oil and natural gas properties	166	—	—		166
Interest expense	(410)	—	(366	)(f)	(776)
Gain on derivative instruments	3,759	—	—		3,759
Total other income (expense)	3,515	—	(366)		3,149
Income before income taxes	10,707	5,647	(6,122)		10,232
Income tax expense	—	—	(3,274	)(g)	(3,274)
Net income (loss)	10,707	5,647	(9,396)		6,958
Less: Net income attributable to non-controlling interests	884	—	(104	)(h)	780
Net income attributable to the combined entity	$9,823	$5,647	$(9,292)		$6,178
Net income per common share
Basic	$0.04				$0.03	(i)
Diluted	$0.04				$0.02	(i)
Weighted average common shares outstanding
Basic	201,776	—	23,500	(n)	225,276	(i)
Diluted	204,942	—	23,500	(n)	247,598	(i)

Centennial Resource Development, Inc.

Unaudited Pro Forma Combined Statement of Operations

Year Ended December 31, 2016

(in thousands)

	CDEV Historical	(b) CRP	(c) GMT Properties	Pro forma Adjustments		Pro forma Combined
Net revenues
Oil sales	$—	$84,100	$20,361	$—		$104,461
Natural gas sales	—	9,494	1,220	—		10,714
NGL sales	—	5,239	1,140	—		6,379
Total net revenues	—	98,833	22,721	—		121,554
Operating expenses
Lease operating expenses	—	14,577	6,021	—		20,598
Severance and ad valorem taxes	—	5,332	1,992	—		7,324
Transportation, processing, and gathering expenses	—	6,770	521	—		7,291
Depreciation, depletion, and amortization	—	77,841	—	(17,036	)(d)	60,805
Abandonment expense, exploration, and impairment of unproved properties	—	3,389	—	—		3,389
General and administrative expenses	1,407	39,296	—	(18,740	)(j)	21,963
Incentive unit compensation	—	165,394	—	(165,394	)(k)	—
Total operating expenses	1,407	312,599	8,534	(201,170)		121,370
Total operating (loss) income	(1,407)	(213,766)	14,187	201,170		184
Other (expense) income
Gain on sale of oil and natural gas properties	—	35	—	—		35
Interest expense	—	(6,004)	—	2,746	(f)	(3,258)
Other income	561	6	—	(561	)(e)	6
Loss on derivative instruments	—	(8,386)	—	—		(8,386)
Total other income (loss)	561	(14,349)	—	2,185		(11,603)
(Loss) income before income taxes	(846)	(228,115)	14,187	203,355		(11,419)
Income tax benefit	—	406	—	3,134	(g)	3,540
Net (loss) income	(846)	(227,709)	14,187	206,489		(7,879)
Less: Net loss attributable to non-controlling interests	—	(904)	—	(260	)(m)	(1,164)
Net (loss) income attributable to the combined entity	$(846)	$(226,805)	$14,187	$206,749		$(6,715)
Net loss per common share (l)

Centennial Resource Development, Inc.

Unaudited Pro Forma Combined Balance Sheet

As of March 31, 2017

(in thousands)

	CDEV Historical	(b) GMT Properties		Pro Forma Adjustments		Pro Forma Combined
ASSETS
Current assets
Cash and cash equivalents	$54,874	$(349,106	)(g)	$34,622	(c)	$81,140
				340,750	(e)
Accounts receivable, net	23,322	—		—		23,322
Derivative instruments	869	—		—		869
Prepaid and other current assets	1,991	649		378	(c)	3,018
Total current assets	81,056	(348,457)		375,750		108,349
Oil and natural gas properties, successful efforts method
Unproved properties	1,874,454	295,741	(a)	—		2,170,195
Proved properties	734,283	53,966		—		788,249
Accumulated depreciation, depletion and amortization	(40,061)	—		—		(40,061)
Total oil and natural gas properties, net	2,568,676	349,707		—		2,918,383
Other property and equipment, net	2,915	—		—		2,915
Total property and equipment, net	2,571,591	349,707		—		2,921,298
Noncurrent assets						—
Derivative instruments	109	—		—		109
Other noncurrent assets	1,000	—		—		1,000
Total assets	$2,653,756	$1,250		$375,750		$3,030,756
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$78,146	$474	(a)	$—		$78,620
Derivative instruments	1,773	—		—		1,773
Total current liabilities	79,919	474		—		80,393
Noncurrent liabilities
Revolving credit facility	—	—		35,000	(c)	35,000
Asset retirement obligations	7,585	776	(d)	—		8,361
Derivative instruments	—	—		—		—
Total liabilities	87,504	1,250		35,000		123,754
Shareholders’ equity
Preferred stock	—	—		—		—
Common stock	23	—		2	(e)	25
Additional paid-in capital	2,369,504	—		340,748	(e)	2,704,193
	—	—		(6,059	)(f)
Retained earnings (accumulated deficit)	894	—		—		894
Total shareholders’ equity	2,370,421	—		334,691		2,705,112
Non-controlling interest	195,831	—		6,059	(f)	201,890
Total equity	2,566,252	—		340,750		2,907,002
Total liabilities and shareholders’ equity	$2,653,756	$1,250		$375,750		$3,030,756

1.              Basis of Pro Forma Presentation

Overview

On June 8, 2017, the Company and its subsidiary CRP consummated the acquisition of certain undeveloped acreage and producing oil and natural gas properties in the core of the Northern Delaware Basin from GMT, pursuant to the Purchase and Sale Agreement, dated as of April 28, 2017, by and between CRP and GMT. CRP funded the GMT Acquisition with the net proceeds from CDEV’s previously announced private placement of shares of its Class A Common Stock, which closed simultaneously with the GMT Acquisition. The unaudited pro forma combined financial information has been derived from the historical consolidated financial statements of the Company and historical statements of revenues and direct operating expenses of the GMT Properties.

The unaudited pro forma combined statements of operations for the three months ended March 31, 2017 and the year ended December 31, 2016 both give effect to (i) the GMT Acquisition, and (ii) the Initial Business Combination, as if these transactions had occurred on January 1, 2016. The unaudited pro forma combined balance sheet as of March 31, 2017 gives effect to the GMT Acquisition as if it had occurred on March 31, 2017.

The unaudited pro forma combined financial statements reflect pro forma adjustments that are described in the accompanying notes and are based on available information and certain assumptions that we believe are reasonable, however, actual results may differ from those reflected in these statements. In the Company’s opinion, all adjustments that are necessary to present fairly the pro forma information have been made. The following unaudited pro forma combined statements do not purport to represent what the Company’s financial position or results of operations would have been if the GMT Acquisition had actually occurred on the dates indicated above, nor are they indicative of the Company’s future financial position or results of operations.

The unaudited pro forma combined financial statements should be read in conjunction with (i) the Company’s historical financial statements and related notes for the period from January 1, 2016 to October 10, 2016 (Predecessor Company operations) and October 11, 2016 to December 31, 2016 (Successor Company operations), as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are included in the Annual Report, (ii) the Company’s historical financial statements and related notes for the three months ended March 31, 2017, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are included in the Quarterly Report, and (iii) the historical statement of revenues and direct operating expenses of the GMT Properties for the year ended December 31, 2016 and the three months ended March 31, 2017 and 2016, which are included as Exhibit 99.1 to this Current Report.

The pro forma adjustments represent management’s estimates based on information available as of the date of this filing and are subject to change as additional information becomes available and additional analyses are performed. One-time transaction-related costs incurred in connection with the GMT Acquisition and the other related transactions are not included in the unaudited pro forma combined statements of operations, as they are not expected to have a continuing impact on the Company’s results. However, the impact of such transaction-related costs are reflected in the unaudited pro forma balance sheet as an increase to unproved property and accrued liabilities.

2.              Unaudited Pro Forma Combined Balance Sheet

The Company adopted ASU 2017-01, Business Combinations, Clarifying the Definition of a Business, and determined that the undeveloped acreage and oil and gas properties acquired from GMT do not qualify as a business. As a result, the Company’s purchase of the GMT Properties constitutes an acquisition of assets, and accordingly, the GMT purchase consideration has been allocated to the GMT oil and natural gas properties based on their relative fair values measured as of the acquisition date. Transaction costs as they relate to the GMT Acquisition mainly consist of advisory, legal and accounting fees and are capitalized as incurred.

The Company agreed to acquire the GMT Properties for $350 million of cash consideration and after settlement statement adjustments of $0.9 million, the Company paid a net purchase price of $349.1 million. On a relative fair value basis, $295.4 million was allocated to unproved properties and $53.2 million to proved properties. The Company also incurred $0.4 million in transaction costs that were capitalized in conjunction with the asset acquisition and recognized an asset retirement obligation of $0.8 million.

3.              Adjustments to the Unaudited Pro Forma Combined Statements of Operations

The following adjustments have been made to the accompanying unaudited pro forma combined statements of operations for the three months ended March 31, 2017 and the year ended December 31, 2016:

a.              Represents the statements of revenues and direct operating expenses for the three months ended March 31, 2017 related to the GMT Properties purchased by the Company.

b.              Represents CRP’s consolidated and combined statement of operations for the period dating from January 1, 2016, through October 10, 2016 (Predecessor Company operations) and of the Company for the period dating from October 11, 2016, through December 31, 2016 (Successor Company operations).

c.               Represents the statements of revenues and direct operating expenses for the year ended December 31, 2016 related to the GMT Properties purchased by the Company.

d.              Reflects the change in depreciation, depletion, and amortization resulting from (i) CRP’s oil and gas properties being recorded at fair value in connection with the Initial Business Combination, and (ii) GMT’s oil and gas properties being recorded at relative fair value in connection with the GMT Acquisition.

e.               Reflects the elimination of interest income in the Company’s historical income statement. Such interest income was associated with invested funds that were used in their entirety by CDEV to fund its purchase of CRP in the Initial Business Combination.

f.                Reflects (i) the elimination of interest expense on CRP’s historical debt that was repaid in its entirety in connection with the Initial Business Combination, (ii) incremental interest expense on amounts borrowed by the Company under its credit facility to fund a portion of the GMT Acquisition, and (iii) additional unutilized commitment fees on the credit facility, which were incurred due to borrowing base increases resulting from the GMT Acquisition.

g.               Reflects the income tax effects of the pro forma adjustments presented based on CDEV’s federal statutory rate of 35%, which has been adjusted to incorporate all applicable state and local income taxes net of the effects of its non-controlling interests, resulting in an effective tax rate of 32% for the three months ended March 31, 2017 and 31% for the year ended December 31, 2016.

h.              Represents the net income attributable to non-controlling interests, associated with the cumulative net effect of all pro forma adjustments presented for the three months ended March 31, 2017.

i.                  Pro forma net income per common share is computed by dividing pro forma net income attributable to the combined entity by the weighted average number of common shares outstanding for the three months ended March 31, 2017. Pro forma dilutive net income per common share is computed by dividing adjusted pro forma net income attributable to the combined entity by the weighted average number of diluted common shares outstanding, which includes the effect of potentially dilutive securities. Potentially dilutive securities for the pro forma diluted earnings per share calculation consists of (i) unvested restricted stock awards and outstanding stock options using the treasury stock method, and (ii) the Company’s class C common stock, par value $0.0001 per share, using the “if-converted” method.

j.                 Reflects an adjustment to general and administrative expenses to remove non-recurring transaction costs of $18.7 million that were directly attributable to the Initial Business Combination but which were eliminated as they are not expected to have a continuing impact.

k.              Represents the elimination of non-recurring incentive unit compensation paid to the Centennial Contributors as part of the Initial Business Combination as such item is not expected to have a continuing impact.

l.                  As a result of the Initial Business Combination, the Company had Predecessor Company operations and Successor Company operations during the year ended December 31, 2016. As such, the pro forma loss per common share (basic and diluted) and weighted average common shares outstanding (basic and diluted) metrics are not meaningful or useful to users of these pro forma financial statements. Such metrics have been excluded accordingly from the pro forma combined statement of operations for the year ended December 31, 2016.

m.   Represents the net loss attributable to non-controlling interests, associated with the cumulative net effect of all pro forma adjustments presented for the year ended December 31, 2016.

n.              Represents the issuance of 23.5 million shares of Class A Common Stock at $14.50 per share via the Company’s private placement on June 8, 2017. The net proceeds from this share issuance were used in their entirety to finance the majority of the GMT Acquisition purchase price.

4.              Adjustments to the Unaudited Pro Forma Combined Balance Sheet

The following adjustments have been made to the accompanying unaudited pro forma combined balance sheet as of March 31, 2017:

a.              Reflects $0.5 million in transaction costs that were incurred in connection with the GMT Acquisition. As a result of the Company’s early adoption of ASC 2017-01, the GMT Properties acquired did not meet the definition of a business, and such transaction fees were capitalized to unproved properties accordingly.

b.              Represents the relative fair value of assets acquired and liabilities assumed in the GMT Acquisition.

c.               Reflects $35.0 million borrowed under CRP’s credit facility for the purpose of funding a portion of the GMT Acquisition purchase price, less approximately $0.4 million in deferred issuance costs that were capitalized as an other current asset.

d.              Represents the asset retirement obligations associated with the GMT Properties that were recognized as of the June 8, 2017 acquisition date.

e.               Represents the proceeds, par value, and additional paid-in-capital associated with the issuance of 23.5 million shares of Class A Common Stock at $14.50 per share via the Company’s private placement on June 8, 2017. The entire $340.8 million in net proceeds from this share issuance were used to finance the majority of the GMT Acquisition.

f.                Represents the adjustment to revalue non-controlling interest as a result of the issuance of 23.5 million shares of Class A Common Stock.

g.               Represents the GMT Acquisition purchase price of $350 million, net of $0.9 million in settlement statement adjustments.

5.              Supplemental Pro Forma Oil and Natural Gas Reserve Information

The following tables present the estimated pro forma combined net proved developed and undeveloped oil, NGL and natural gas reserves as of December 31, 2016, along with a summary of changes in quantities of net remaining proved reserves during the year ended December 31, 2016. The pro forma reserve information set forth below gives effect to the oil and gas properties purchased in connection with the GMT Acquisition as if the transactions had occurred on January 1, 2016. All oil and gas reserves in the tables below are attributable to properties within the United States.

	(a) CDEV	(b) GMT	Pro Forma Combined
Oil (MBbl)
Total proved reserves:
Beginning of period	23,199	3,274	26,473
Extensions and discoveries	12,914	3,555	16,469
Revisions of previous estimates	1,209	1,024	2,233
Purchases of reserves in place	11,251	—	11,251
Production	(2,107)	(512)	(2,619)
End of period	46,466	7,341	53,807

Proved developed reserves:
Beginning of period	9,347	2,646	11,993
End of period	14,551	4,144	18,695
Proved undeveloped reserves:
Beginning of period	13,852	628	14,480
End of period	31,914	3,197	35,111

	(a) CDEV	(b) GMT	Pro Forma Combined
Natural Gas (MMcf)
Total proved reserves:
Beginning of period	32,442	4,768	37,210
Extensions and discoveries	18,629	4,410	23,039
Revisions of previous estimates	14,924	974	15,898
Purchases of reserves in place	86,122	—	86,122
Production	(3,773)	(879)	(4,652)
End of period	148,344	9,273	157,617

Proved developed reserves:
Beginning of period	12,711	4,121	16,832
End of period	42,190	5,241	47,431
Proved undeveloped reserves:
Beginning of period	19,731	647	20,378
End of period	106,154	4,032	110,186

	(a) CDEV	(b) GMT	Pro Forma Combined
Natural Gas Liquids (MBbls)
Total proved reserves:
Beginning of period	3,851	—	3,851
Extensions and discoveries	1,998	—	1,998
Revisions of previous estimates	873	—	873
Purchases of reserves in place	5,397	—	5,397
Production	(349)	—	(349)
End of period	11,770	—	11,770

Proved developed reserves:
Beginning of period	1,603	—	1,603
End of period	3,618	—	3,618
Proved undeveloped reserves:
Beginning of period	2,248	—	2,248
End of period	8,152	—	8,152

The pro forma standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves as of December 31, 2016 is as follows (in thousands):

	CDEV	(b) GMT	Pro Forma Combined
Future cash inflows	$2,105,585	$288,318	$2,393,903
Future development costs	(482,162)	(39,033)	(521,195)
Future production costs	(640,306)	(101,281)	(741,587)
Future income tax expenses	(136,587)	—	(136,587)
Future net cash flows	846,530	148,004	994,534
10% discount to reflect timing of cash flows	(471,438)	(73,892)	(545,330)
Standardized measure of discounted future net cash flows	$375,092	$74,112	$449,204

The changes in the pro forma standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves for the year ended December 31, 2016 are as follows (in thousands):

	(a) CDEV	(b) GMT	Pro Forma Combined
Standardized measure of discounted future net cash flows, beginning of period	$135,069	$46,003	$181,072
Sales of oil, natural gas and NGLs, net of production costs	(72,155)	(14,187)	(86,342)
Purchase of minerals in place	137,987	—	137,987
Extensions and discoveries, net of future development costs	102,263	33,038	135,301
Previously estimated development costs incurred during the period	22,634	2,133	24,767
Net change in prices and production costs	5,683	(6,668)	(985)
Change in estimated future development costs	29,569	(4,606)	24,963
Revisions of previous quantity estimates	23,863	13,798	37,661
Accretion of discount	16,072	4,600	20,672
Net change in income taxes	(49,558)	—	(49,558)
Net change in timing of production and other	23,665	1	23,666
Standardized measure of discounted future net cash flows, end of period	$375,092	$74,112	$449,204

Pro Forma Adjustments to Supplemental Pro Forma Oil and Natural Gas Reserve Information:

a.              Represents the fiscal year 2016 balances and activity for the Company including both Predecessor and Successor periods.

b.              Represents the fiscal year 2016 balances and activity for the GMT Properties acquired on June 8, 2016. Income taxes have not been included in the GMT Properties’ standardized measure of discounted future net cash flows or changes therein due to the GMT Properties not being a tax paying entity on a stand alone basis.